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                                                                    Exhibit 8.01

                 [LETTERHEAD OF WACHTELL, LIPTON, ROSEN & KATZ]

                                August 27, 1999

AT&T Corp.
295 North Maple Avenue
Basking Ridge, NJ 07920

Ladies and Gentlemen:

    We have acted as special counsel to AT&T Corp., a New York corporation ("AT&T"), in connection with the proposed merger of MediaOne Group, Inc., a Delaware corporation ("MediaOne"), and Meteor Acquisition Inc. ("Subcorp"), a Delaware corporation and a wholly owned subsidiary of AT&T, in which MediaOne will merge with and into Subcorp (the "Merger") with Subcorp surviving as a wholly owned subsidiary of AT&T, pursuant to the Agreement and Plan of Merger among AT&T, Subcorp and MediaOne dated as of May 6, 1999 (the "Agreement"). At your request, and in connection with the filing of the Registration Statement of AT&T on Form S-4 (the "Registration Statement") and the Proxy Statement of MediaOne/Prospectus of AT&T (the "Proxy Statement/Prospectus") with the Securities and Exchange Commission in connection with the Merger, we are rendering our opinion concerning certain United States federal income tax consequences of the Merger.

    In that connection, we have reviewed: (i) the Certificate of Incorporation and By-laws of each of AT&T, MediaOne and Subcorp as currently in effect and as they are proposed to be amended prior to the Merger, (ii) the Agreement, (iii) certain resolutions adopted by the Board of Directors of each of AT&T and MediaOne and (iv) such other documents, records and papers as we have deemed necessary or appropriate in order to give the opinion set forth herein. For purposes of such opinion, we have relied, with the consent of AT&T and the consent of MediaOne, upon the accuracy and completeness of the statements and representations (which statements and representations we have neither investigated nor verified) contained, respectively, in the certificates of the officers of AT&T and MediaOne dated the date hereof, and have
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AT&T Corp.

August 27, 1999

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assumed that such statements and representations will be complete and accurate as of the Effective Time (as defined in the Agreement) and that all representations made to the knowledge of any person or entity or with similar qualification are and will be true and correct as if made without such qualification. We have also relied upon the accuracy of the Registration Statement and the Proxy Statement/ Prospectus.

    We have also assumed that (i) the transactions contemplated by the Agreement will be consummated in accordance therewith and as described in the Proxy Statement/Prospectus, (ii) the Merger will be reported by AT&T and MediaOne on their respective United States federal income tax returns in a manner consistent with the opinion set forth below and (iii) the Merger will qualify as a statutory merger under the applicable laws of the State of Delaware.

    Based upon and subject to the foregoing, it is our opinion, under currently applicable United States federal income tax law, that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

    We are furnishing this opinion solely in connection with the transactions contemplated by the Agreement, and it is not to be relied upon, used, circulated, quoted or otherwise referred to for any other purpose or by any other party without our consent.

    We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement and to the references to us in the Proxy Statement/Prospectus. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

                                          Very truly yours,

                                          /s/ Wachtell, Lipton, Rosen & Katz

jjs/dlp